Exhibit (a)(5)(iv)

Corel Corporation Press Contact:	Vector Capital Press Contact:
Catherine Hughes	Ada Wong
catherine.hughes@corel.com	awong@vectorcapital.com
613-728-0826 x1659	415-293-5030

Corel Corporation Directors Approve U.S.$4.00 per Share Tender Offer

Ottawa & San Francisco, California, November 17, 2009 – Corel Corporation (NASDAQ:CREL; TSX:CRE) and Corel Holdings, L.P. (“CHLP”), a limited partnership controlled by an affiliate of Vector Capital, today jointly announced that the directors mandated by the Board of Directors of Corel Corporation (the “Company”) to act as the Board have unanimously determined to recommend, on behalf of the Company, that shareholders tender their shares pursuant to the CHLP tender offer.

The Company announced that the directors mandated to act on behalf of the Board have carefully reviewed the CHLP tender offer with the assistance of their financial and legal advisors.  In addition, the Company announced that based on that review they have unanimously determined that the U.S. $4.00 per share price offered by CHLP in its tender offer is fair to the minority shareholders and to recommend, on behalf of the Company, that shareholders tender their shares pursuant to the CHLP tender offer.

“We are delighted that the directors have resolved to support the tender offer” said Amish Mehta, partner at Vector Capital.  “We have arrived at an outcome that will provide the minority shareholders with a significant premium for their shares and allow Corel to benefit from being a private company.”

The tender offer is scheduled to expire at midnight, New York City time on Wednesday, November 25, 2009.

The offer is conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the expiration of the offer a number of common shares of Corel Corporation representing at least a majority of the aggregate number of the outstanding common shares (calculated on a fully-diluted basis as of the date the shares are accepted for payment pursuant to the offer), excluding the common shares beneficially owned by CHLP and its affiliates, and the votes attaching to which shall be qualified to be included as votes in favor of any Subsequent Acquisition Transaction (as defined in the offer to purchase relating to the offer) in determining whether minority approval (as construed under applicable Canadian securities law) has been obtained in respect thereof (the “Majority of the Minority Condition”).  The Majority of the Minority Condition is not waivable. The offer is not subject to a financing condition.

If the tender offer is successfully completed, CHLP will take steps as necessary to acquire all common shares not tendered in the offer at the same price per share as it paid in the offer, to de-register Corel as a public company and to thereby cause Corel to become a private company owned by CHLP.

Advisors

The Board has retained Genuity Capital Markets as its financial advisor and Bennett Jones LLP and Kaye Scholer LLP as its legal advisors.  The Company has retained Woodside Counsel, P.C. as U.S. counsel, and Bennett Jones LLP, as Canadian legal counsel.

Innisfree M&A Incorporated is serving as information agent for the tender offer.  Davis Polk & Wardwell LLP and Osler, Hoskin & Harcourt LLP are acting as legal counsel to Vector Capital and CHLP.

About Corel

Corel is one of the world's top software companies with more than 100 million active users in over 75 countries. We develop software that helps people express their ideas and share their stories in more exciting, creative and persuasive ways. Through the years, we've built a reputation for delivering innovative, trusted products that are easy to learn and use, helping people achieve new levels of productivity. The industry has responded with hundreds of awards for software innovation, design and value.

Our award-winning product portfolio includes some of the world's most widely recognized and popular software brands, including CorelDRAW(R) Graphics Suite, Corel(R) Painter(TM), Corel DESIGNER(R) Technical Suite, Corel(R) Paint Shop Pro(R) Photo, Corel(R) VideoStudio(R), Corel(R) WinDVD(R), Corel(R) WordPerfect(R) Office, WinZip(R), and the recently released Corel(R) Digital Studio(TM) 2010. Our global headquarters are in Ottawa, Canada, with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan.

About Vector Capital

Vector Capital is a leading private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses. Vector Capital identifies and pursues these complex investments in both the private and public markets. Vector Capital actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector Capital’s notable investments are LANDesk Software, Savi Technology, SafeNet, Precise Software Solutions, Printronix, Register.com, Tripos and Watchguard Technologies. For more information, visit www.vectorcapital.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain, in addition to historical information, certain forward-looking statements. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the tender offer will not be satisfied. We undertake no obligation to update any forward-looking statements.

Additional Information and Where to Find It

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COREL CORPORATION’S COMMON SHARES. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY COREL HOLDINGS, L.P. WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON OCTOBER 28, 2009, AS

AMENDED AND SUPPLEMENTED. THE TENDER OFFER STATEMENT (AND RELATED MATERIALS) AND THE SOLICITATION/RECOMMENDATION STATEMENT FILED BY COREL CORPORATION WITH THE SEC ON NOVEMBER 13, 2009 (AS AMENDED AND SUPPLEMENTED ON NOVEMBER 16, 2009), AS THEY MAY BE FURTHER AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER AND INFORMATION WITH RESPECT TO THE RECOMMENDATION BY THE BOARD OF DIRECTORS, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY COREL HOLDINGS, L.P. AND COREL CORPORATION WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THESE MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, INNISFREE M&A INCORPORATED, AT 888-750-5834.